Exhibit 99.1



          SIMTEK ANNOUNCES RESTRUCTURING OF DEBENTURE WITH RENN CAPITAL TO STRENGTHEN COMPANY FINANCES AND SUPPORT FOR NEW MANAGEMENT TEAM

COLORADO SPRINGS, Colorado, July 5, 2005, -- Simtek Corporation (OTCBB: SRAM), today announced that it has received a waiver from affiliates of RENN Capital Group, Inc. ("RENN"), extending until July 1, 2006 the commencement date for principal payments on the $3 million aggregate principal amount 7.5% convertible debentures issued by Simtek in 2002, in order to provide the company with additional near term operating capital.

The original terms of the debentures required the company to make monthly principal payments of $30,000, beginning on June 28, 2005. The company will still be required to make interest payments. Under the terms of the waiver, monthly principal payments of $40,000 will commence on July 1, 2006. The final maturity date remains as June 28, 2009. As consideration for the extension, Simtek has issued to RENN warrants to purchase 200,000 shares of Simtek common stock at $0.50, a premium to the current market price.

"We are pleased with the support provided by RENN Capital, and the favorable terms of their offer to waive near term payments to provide additional working capital," said Harold A. Blomquist, Simtek's President and CEO. "Allowing the company to postpone the next twelve months of principal payments will provide $360,000 of working capital to continue the ramp into volume production of our flagship 0.25 micron (1 Megabit) product line, and will help us fund initial product development of our next generation products in collaboration with Cypress Semiconductor," Blomquist said.

"RENN Capital is pleased to offer our continuing financial support to Simtek," said Robert Pearson, Sr. Vice President of RENN Capital. "We believe that the actions presently being undertaken by the Company are moving Simtek in a very positive direction and we are especially enthused by the partnership between Simtek and Cypress Semiconductor. We, at RENN Capital see that the technology and product development roadmap enabled with this partnership will provide Simtek with access to leading edge manufacturing technology for years to come."

About Simtek Corporation

Simtek Corporation designs and markets fast, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems such as High Performance Workstations, GPS Navigational Systems, Robotics, Copiers and Printers, Broadcast Equipment and many others. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com; by calling (719) 531-9444; or fax (719) 531-9481. The company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.


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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

SOURCE:  Simtek Corporation

IR Contact:
Sheldon Lutch
Fusion IR & Communications
 212-268-1816
 sheldon@fusionir.com

Company Contact:
Harold A. Blomquist
information@simtek.com